Exhibit 99.1

FOR IMMEDIATE RELEASE

July 29, 2004

Contacts:	Melanie J. Dressel, President and
Chief Executive Officer (253) 305-1911 Gary R. Schminkey, Executive Vice President and Chief Financial Officer (253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED SECOND QUARTER 2004 EARNINGS

SECOND QUARTER HIGHLIGHTS

•	Net income of $5.4 million, up 14% from 2nd quarter 2003.

•	Earnings per diluted share of $0.37, up 9% from the prior year.

•	Average core deposit growth of 24% compared with the prior year.

•	Total nonperforming assets decreased 55% from December 31, 2003; allowance for loan losses to nonperforming assets improved to 285%.

•	Total assets were $1.86 billion, up 7% from December 31, 2003; total loans increased $52 million to $1.13 billion.

•	Definitive agreement signed to acquire Bank of Astoria

TACOMA, Washington—Columbia Banking System, Inc. (Nasdaq: COLB) today announced earnings for the second quarter 2004 of $5.4 million, up 14% from $4.8 million for the second quarter of 2003. Earnings per share were $0.37 per diluted share, an increase of 9% from $0.34 per diluted share one year ago. Return on average assets and return on average equity for the second quarter 2004 were 1.17% and 13.75%, respectively, compared to 1.12% and 13.61%, respectively, for the second quarter of the prior year. After careful analysis, the Company took no provision for loan losses due to improvement in asset quality for the second quarter of 2004, compared to $1.0 million for the second quarter of 2003. Expenses were higher during the second quarter primarily due to increased compensation and employee benefit expenses, and expenses related to compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley expenses, which were initially incurred during the first quarter of 2004, are anticipated to continue into subsequent quarters as we continue to implement requirements.

Net income for the six months ended June 30, 2004 was $10.6 million, an increase of 15% from $9.2 million for the first six months of 2003. On a diluted per share basis, net income for the six months ended June 30, 2004 was $0.73, compared with $0.65 for the same period last year, an increase of 12%.

Melanie Dressel, President and Chief Executive Officer stated, “Our earnings continue to improve as a result of lower contributions needed to maintain an adequate level for our allowance for loan losses. We have been able to lower our cost of funds and manage our net interest margin through our continued growth in core deposits, which comprise over 73% of our total deposits.”

Ms. Dressel further noted, “Although the economy has shown signs of improvement, we hope to see more of a recovery ahead. Our total loans have increased over $52 million since the end of 2003. This growth is in spite of unusually high payoffs because of the sale of two large real estate projects and the culmination of several construction projects. Gross loan production through June 30, 2004 was approximately $138 million higher than the same period in 2003. The 25 basis point increase in the prime rate, which took effect at the end of June, was the first increase in over four years. This rate increase should have a positive impact on our net interest margin in the near term, as 43% of our loans are tied to prime and other related indices.”

“Our focus is on increasing our share of the market by building full relationships with our customers, providing competitive products, a wide variety of delivery channels and striving to deliver the best possible service,” Ms. Dressel continued. “Our new Equipment Finance product offering is up and running, with volumes exceeding our expectations, and our Merchant Card Services area continues increasing its contribution to the bottom line. While we continue to see a strong home purchase market, refinancing has seen a significant decrease. We have restructured our mortgage operation in response to lower loan volume in the current interest rate environment.”

At June 30, 2004, Columbia’s total assets were $1.86 billion, an increase of 7% from $1.74 billion at December 31, 2003. Total loans were $1.13 billion at June 30, 2004, up 5% from $1.08 billion at year-end 2003. Total deposits increased $127 million to $1.67 billion during the first six months of 2004, an increase of 8% from December 31, 2003. Most of the growth occurred in core deposits, which totaled $1.23 billion at June 30, 2004 from $1.10 billion at December 31, 2003, a 12% increase.

Ms. Dressel noted, “During the recent economic downturn, we focused our efforts on leveraging the strong base of branches we have built in our existing market areas and increasing market share in the communities we serve. In addition to our definitive agreement to acquire the Bank of Astoria, we will continue to consider new markets and branch locations on an ongoing basis, and will take advantage of opportunities to expand our footprint that make economic and strategic sense to the organization.”

Second Quarter 2004 Operating Results

Net Interest Income

Net interest income increased $862,000, or 5%, in the second quarter 2004 compared to the second quarter 2003. This is primarily due to a lower cost of funds and increased core deposits, and reflects the steps the Company has taken to manage its deposit costs.

Columbia’s net interest margin decreased to 4.10% in the second quarter of 2004, from 4.26% for the same period last year. Downward pressure on the Company’s net interest margin stemmed from a historically low interest rate environment resulting in new loan originations and refinancing of existing loans at lower rates.

Average interest-earning assets increased to $1.72 billion, or 10%, during the second quarter of 2004, compared with $1.55 billion during the second quarter of 2003. The yield on average interest-earning assets decreased 55 basis points to 5.09% during the second quarter of 2004, from 5.64% for the same period in 2003. Average interest-bearing liabilities increased to $1.36 billion from $1.27 billion last year. The cost of average interest-bearing liabilities decreased 44 basis points to 1.26% in the second quarter of 2004, compared to 1.70% in the second quarter of 2003.

For the six months ended June 30, 2004, net interest income increased 5% to $33.8 million from $32.1 million for the same period last year. During the first six months of 2004, Columbia’s net interest margin decreased to 4.17% from 4.31% for the same period of 2003. Average interest-earning assets grew to $1.68 billion during the first six months of 2004, compared with $1.54 billion for the same period of 2003. The yield on average interest-earning assets decreased 58 basis points to 5.19% during the first six months of 2004, from 5.77% in 2003. In comparison, average interest-bearing liabilities grew to $1.32 billion compared with $1.25 billion for the first six months of 2003. The cost of average interest-bearing liabilities decreased to 1.29% during the first six months of 2004 from 1.79% in the same period of 2003.

Noninterest income

Total noninterest income for the 2nd quarter 2004 increased $136,000, or 2%, from a year ago. The increase in noninterest income during the second quarter of 2004 as compared to second quarter 2003 was primarily due to increased fees on credit lines, ATM and check card usage, and investment services income. Total noninterest income for the first six months of 2004 was $11.0 million, a decrease of 3% from $11.3 million for the same period of 2003. This decrease is due to the impact of rising long-term interest rates, which decreased demand for refinancing activity. The decline in mortgage banking income was partially offset by increases in merchant services income and other fees.

Noninterest expense

Noninterest expense for the second quarter of 2004 was $15.2 million, an increase of 8% from $14.0 million for the same period in 2003. This increase was primarily a result of increased compensation and employee benefits costs, advertising and promotion expenses, and legal and professional services. Compensation and employee benefits increased due to traditional wage increases, rising group insurance rates and higher state employment taxes. Advertising and promotion expenses to support Columbia’s growth strategy increased as a result of higher television production and media costs. Additionally, implementation of internal control requirements of Section 404 of the Sarbanes-Oxley Act, which were initially incurred during the first quarter of 2004, necessitated additional expenditures during the first six months of 2004; these expenses are anticipated to continue into the third quarter and subsequent quarters as we continue to implement requirements.

Nonperforming Assets and Loan Loss Provision

Reflecting improved asset quality, no loan loss provision was required for the second quarter of 2004, compared with $1.0 million for the second quarter 2003. For the quarters ended June 30, 2004 and 2003, net loan charge-offs amounted to $189,000 and $278,000, respectively. Nonaccrual loans decreased $8.0 million, or 60%, from $13.3 million at December 31, 2003 to $5.3 million at June 30, 2004. As reported for the fourth quarter 2003, a credit was moved to nonaccrual status as a result of adverse changes in the borrower’s financial condition, and subsequently brought back into accrual status in early April 2004. This reduced nonperforming loans by $6.2 million.

The allowance for loan losses as a percentage of loans (excluding loans held for sale at each date) decreased to 1.75% at June 30, 2004 as compared to 1.88% at year-end 2003, primarily due to a $52 million increase in loan balances. At quarter-end, the allowance for loan losses to nonperforming loans increased to 359% compared to 153% at December 31, 2003. Ms. Dressel said, “We are maintaining a conservative approach to credit quality and will continue to prudently add to our loan loss allowance as necessary to ensure we maintain adequate reserves.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned bank subsidiary is Columbia Bank, a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties.

###

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2004	2003	2004	2003
Earnings
Net interest income	$16,976	$16,114	$33,848	$32,133
Provision for loan loss		1,000	300	2,600
Noninterest income	5,871	5,735	10,985	11,288
Noninterest expense	15,179	14,044	29,528	27,738
Net income	5,414	4,765	10,565	9,196

Per Share
Net income (basic)	$0.38	$0.34	$0.74	$0.66
Net income (diluted)	0.37	0.34	0.73	0.65

Averages
Total assets	$1,858,082	$1,709,468	$1,817,069	$1,691,358
Interest-earning assets	1,716,825	1,554,936	1,679,730	1,537,953
Loans	1,150,611	1,143,862	1,138,487	1,159,810
Securities	498,553	404,914	504,655	370,365
Deposits	1,664,497	1,455,247	1,611,819	1,451,744
Core deposits	1,218,528	982,948	1,163,661	970,001
Shareholders’ Equity	158,331	140,417	156,656	137,803

Financial Ratios
Return on average assets	1.17%	1.12%	1.17%	1.10%
Return on average equity	13.75%	13.61%	13.56%	13.46%
Net interest margin	4.10%	4.26%	4.17%	4.31%
Efficiency ratio (tax equivalent) (1)	64.18%	62.43%	63.78%	62.13%
Average equity to average assets	8.52%	8.21%	8.62%	8.15%

	June 30,		December 31 2003
	2004	2003
Period end
Total assets	$1,861,623	$1,724,798	$1,744,347
Loans	1,130,508	1,098,675	1,078,302
Allowance for loan losses	19,769	19,994	20,261
Securities	487,407	385,971	523,864
Deposits	1,671,545	1,542,387	1,544,626
Core deposits	1,227,948	1,079,879	1,098,237
Shareholders’ equity	155,674	144,871	150,372
Book value per share	10.92	10.31	10.66

Nonperforming assets
Nonaccrual loans	$5,255	$6,165	$13,255
Restructured loans	251	50
Personal property owned	639	769	691
Real estate owned	781	2,547	1,452

Total nonperforming assets	$6,926	$9,531	$15,398

Nonperforming loans to period-end loans	0.49%	0.57%	1.23%
Nonperforming assets to period-end assets	0.37%	0.55%	0.88%
Allowance for loan losses to period-end loans	1.75%	1.82%	1.88%
Allowance for loan losses to nonperforming loans	359.04%	321.71%	152.86%
Allowance for loan losses to nonperforming assets	285.43%	209.78%	131.58%
Net loan charge-offs	$792 (2)	$1,777 (3)	$1,760 (4)

(1)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.
(2)	For the six months ended June 30, 2004.
(3)	For the six months ended June 30, 2003.
(4)	For the twelve months ended December 31, 2003.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited

	Three Months Ended
(in thousands, except per share amounts)	Jun 30 2004	Mar 31 2004	Dec 31 2003	Sept 30 2003	Jun 30 2003
Earnings
Net interest income	$16,976	$16,872	$16,245	$15,489	$16,114
Provision for loan loss		300		250	1,000
Noninterest income	5,871	5,114	5,464	6,032	5,735
Noninterest expense	15,179	14,349	13,931	14,291	14,044
Net income	5,414	5,151	5,431	4,895	4,765

Per Share
Net income [basic]	0.38	0.36	0.39	0.35	0.34
Net income [diluted]	0.37	0.36	0.38	0.34	0.34

Averages
Total assets	$1,858,082	$1,776,056	$1,724,573	$1,676,192	$1,709,468
Interest-earning assets	1,716,825	1,642,635	1,588,762	1,514,584	1,554,936
Loans	1,150,611	1,126,363	1,081,513	1,115,637	1,143,862
Securities	498,553	510,756	497,380	367,246	404,914
Deposits	1,664,497	1,559,141	1,532,063	1,496,116	1,455,247
Core deposits	1,218,528	1,108,794	1,082,843	1,044,124	982,948
Shareholders’ Equity	158,331	154,981	145,593	143,208	140,417

Financial Ratios
Return on average assets	1.17%	1.17%	1.25%	1.16%	1.12%
Return on average equity	13.75	13.37	14.80	13.56	13.61
Net interest margin	4.10	4.25	4.16	4.16	4.26
Efficiency ratio (tax equivalent)	64.18	63.36	62.84	64.36	62.43
Average equity to average assets	8.52	8.73	8.44	8.54	8.21

Period end
Total assets	$1,861,623	$1,801,353	$1,744,347	$1,698,956	$1,724,798
Loans	1,130,508	1,131,531	1,078,302	1,071,201	1,098,675
Allowance for loan losses	19,769	19,958	20,261	20,331	19,994
Securities	487,407	508,046	523,864	433,460	385,971
Deposits	1,671,545	1,603,378	1,544,626	1,518,844	1,542,387
Core deposits	1,227,948	1,147,246	1,098,237	1,070,216	1,079,879
Shareholders’ equity	155,674	163,016	150,372	144,528	144,871

Book value per share	10.92	11.45	10.66	10.28	10.31

Nonperforming assets
Nonaccrual loans	$5,255	$12,715	$13,255	$6,806	$6,165
Restructured loans	251				50
Personal property owned	639	635	691	700	769
Real estate owned	781	1,056	1,452	1,503	2,547

Total nonperforming assets	$6,926	$14,406	$15,398	$9,009	$9,531

Nonperforming loans to period-end loans	0.49%	1.12%	1.23%	0.64%	0.57%
Nonperforming assets to period-end assets	0.37%	0.80%	0.88%	0.53%	0.55%
Allowance for loan losses to period-end loans	1.75%	1.76%	1.88%	1.90%	1.82%
Allowance for loan losses to nonperforming loans	359.04%	156.96%	152.86%	298.72%	321.71%
Allowance for loan losses to nonperforming assets	285.43%	138.54%	131.58%	225.67%	209.78%

Net loan (recoveries) charge-offs	$189	$603	$70	$(87)	$278

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands except per share)	2004	2003	2004	2003
Interest Income
Loans	$16,415	$17,861	$32,464	$36,473
Securities available for sale	4,612	3,557	9,651	6,654
Securities held to maturity	26	43	54	87
Deposits with banks	165	18	178	45

Total interest income	21,218	21,479	42,347	43,259

Interest Expense
Deposits	3,962	4,770	7,877	9,976
Federal Home Loan Bank advances		323	80	600
Long-term obligations	280	272	542	550

Total interest expense	4,242	5,365	8,499	11,126

Net Interest Income	16,976	16,114	33,848	32,133
Provision for loan losses		1,000	300	2,600

Net interest income after provision for loan losses	16,976	15,114	33,548	29,533

Noninterest Income
Service charges and other fees	2,745	2,474	5,272	4,981
Mortgage banking	661	1,117	1,164	2,198
Merchant services fees	1,841	1,517	3,403	2,808
Loss on sale of investment securities, net			(6)
Bank owned life insurance (BOLI)	346	368	596	766
Other	278	259	556	535

Total noninterest income	5,871	5,735	10,985	11,288

Noninterest Expense
Compensation and employee benefits	7,875	7,382	15,661	14,554
Occupancy	2,000	2,210	4,086	4,397
Merchant processing	750	638	1,402	1,134
Advertising and promotion	894	545	1,165	1,052
Data processing	563	467	1,078	916
Legal & professional services	668	470	1,296	984
Taxes, licenses & fees	405	362	789	812
Net cost (gain) of other real estate owned	62	42	74	37
Other	1,962	1,928	3,977	3,852

Total noninterest expense	15,179	14,044	29,528	27,738

Income before income taxes	7,668	6,805	15,005	13,083
Provision for income taxes	2,254	2,040	4,440	3,887

Net Income	$5,414	$4,765	$10,565	$9,196

Net income per common share:
Basic	$0.38	$0.34	$0.74	$0.66
Diluted	0.37	0.34	0.73	0.65
Dividends paid per common share	0.07	0.05	0.07	0.05
Average number of common shares outstanding	14,241	14,027	14,194	14,009
Average number of diluted common shares outstanding	14,463	14,207	14,425	14,151

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)

(in thousands)			June 30, 2004	December 31, 2003
Assets
Cash and due from banks			$68,392	$49,685
Interest-earning deposits with banks			78,295	949

Total cash and cash equivalents			146,687	50,634

Securities available for sale at fair value (amortized cost of $482,768 and $509,989 respectively)			472,814	509,200
Securities held to maturity (fair value of $4,454 and $4,708 respectively)			4,354	4,548
Federal Home Loan Bank stock			10,239	10,116
Loans held for sale			12,679	10,640
Loans, net of unearned income of ($2,387) and ($2,437) respectively			1,130,508	1,078,302
Less: allowance for loan losses			19,769	20,261

Loans, net			1,110,739	1,058,041

Interest receivable			6,685	6,640
Premises and equipment, net			50,188	50,692
Real estate owned			781	1,452
Other			46,457	42,384

Total Assets			$1,861,623	$1,744,347

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$341,772	$317,721
Interest-bearing			1,329,773	1,226,905

Total deposits			1,671,545	1,544,626

Federal Home Loan Bank advances				16,500
Other borrowings			1,000
Long-term subordinated debt			22,213	22,180
Other liabilities			11,191	10,669

Total liabilities			1,705,949	1,593,975

Shareholders’ equity:
Preferred stock (no par value) Authorized, 2 million shares; none outstanding

	June 30, 2004	December 31, 2003
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	14,253	14,105	129,452	112,675
Retained earnings			32,692	38,210
Accumulated other comprehensive loss -
Unrealized losses on securities available for sale, net of tax			(6,470)	(513)

Total shareholders’ equity			155,674	150,372

Total Liabilities and Shareholders’ Equity			$1,861,623	$1,744,347